Exhibit 99.1

NEWS RELEASE

DATE:	October 24, 2007 4:30 p.m. E.S.T
CONTACT:	James L. Saner, Sr., President and CEO
MainSource Financial Group, Inc. 812-663-0157

MAINSOURCE FINANCIAL GROUP–NASDAQ, MSFG –

Announces Earnings for the Third Quarter 2007

Greensburg, Indiana (NASDAQ: MSFG) James L. Saner, Sr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited results for the quarter ended September 30, 2007.  Net income was $5.6 million in the third quarter of 2007, which equates to $0.30 per share, compared to $5.9 million for the same period a year ago, or $0.31 for the same period a year ago.  During the third quarter, the Company incurred approximately $600,000 of pre-tax expenses primarily related to the data processing system conversion of its Crawfordsville, Indiana affiliate.  Excluding these expenses, earnings per share would have been $0.32 for the quarter.  Key measures of the financial performance of the Company are return on average shareholders’ equity and return on average assets.  Return on average shareholders’ equity was 8.77% for the third quarter of 2007 while return on average assets was 0.91% for the same period.

Mr. Saner stated, “We are pleased with our third quarter operating performance given the environment of fierce competition for deposit and loan growth.  While our net interest margin decreased 17 basis points from the previous quarter, our loans have increased more than 5% from a year ago despite a decrease of approximately $50 million in residential real estate mortgages.  In terms of deposit growth, we have experienced a very solid increase of more than 3% over the same period a year ago.  In addition, our non-interest income continues to grow significantly, increasing more than 22% from a year ago.”

Mr. Saner continued, “Our credit quality has also remained very solid with decreases in non-performing assets, delinquencies, and net charge-offs as a percent of average loans when compared to the same period a year ago.  While our efficiency ratio has increased slightly from last year, I am optimistic that this ratio will improve as we were negatively impacted in the quarter by the conversion costs related to our Crawfordsville affiliate.  We now have all of the Company’s affiliates on the same core operating system which should decrease our ongoing overhead costs and improve the efficiency of the Company.  Overall, our third quarter was very solid and we believe that we have formed a strong basis for our continued success.”

NET INTEREST INCOME

Net interest income was $18.2 million for the third quarter of 2007, which represents a decrease of 3.1% versus the third quarter of 2006.  Net interest margin, on a fully-taxable equivalent basis, was 3.48% for the third quarter of 2007, down seventeen basis points on a linked quarter basis.  The Company’s cost of funds increased during the quarter by ten basis points while the yield on earning assets was negatively impacted by a decrease in loan fees and the reversal of interest income related to a loan moved to non-accrual status during the quarter as well as the decrease in the prime rate.

NON-INTEREST INCOME

The Company’s non-interest income increased to $7.5 million for the third quarter of 2007 compared to $6.4 million for the same period in 2006.  Service charges on deposit accounts increased $900 thousand as the Company was able to expand its products and services through the newly-acquired geographic areas of the recent acquisitions.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $17.3 million for the third quarter of 2007 compared to $16.7 million for the same period in 2006, an increase of 3.6%.  The main area of increase was in employee costs and is primarily related to normal merit increases.  The aforementioned conversion costs of $600,000 also contributed to the overall increase in non-interest expense.  Excluding these costs, total non-interest expense would have been flat year over year.

ASSET QUALITY

Although credit quality declined slightly during the third quarter of 2007, the Company’s non-performing assets remain lower than the beginning of the year.  Non-performing assets were $19.2 million as of September 30, 2007, an increase of $2.0 million on a linked quarter basis, but down $1.8 million from December 31, 2006.  Non-performing assets represented 0.76% of total assets as of September 30, 2007 compared to 0.70% as of June 30, 2007 and 0.87% as of December 31, 2006.  Annualized net charge-offs for the first nine months of 2007 equaled 0.20% of average outstanding loans.  The Company’s allowance for loan losses as a percent of total outstanding loans was 0.79% as of September 30, 2007.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended September 30		Nine months ended September 30
Income Statement Summary	2007	2006	2007	2006
Interest Income	$36,783	$34,431	$107,944	$85,668
Interest Expense	18,537	15,606	52,341	36,201
Net Interest Income	18,246	18,825	55,603	49,467
Provision for Loan Losses	1,184	570	2,779	1,293
Noninterest Income:
Insurance commissions	474	455	1,405	1,396
Trust and investment product fees	472	312	1,287	901
Mortgage banking	761	577	2,125	1,721
Service charges on deposit accounts	3,606	2,732	9,682	6,886
Gain/(losses) on sales of securities	-	(10)	229	51
Interchange income	783	747	2,370	1,883
Other	1,439	1,629	3,995	4,398
Total Noninterest Income	7,535	6,442	21,093	17,236
Noninterest Expense:
Employee	9,621	9,173	28,785	24,887
Occupancy	1,308	1,258	4,046	3,480
Equipment	1,399	1,369	4,382	3,748
Intangible amortization	666	664	1,999	1,554
Telecommunications	452	528	1,464	1,415
Stationary, printing, and supplies	382	468	1,144	992
Other	3,465	3,246	9,440	7,633
Total Noninterest Expense	17,293	16,706	51,260	43,709
Earnings Before Income Taxes	7,304	7,991	22,657	21,701
Provision for Income Taxes	1,701	2,057	5,636	5,499
Net Income	$5,603	$5,934	$17,021	$16,202

	Three months ended September 30		Nine months ended September 30
Average Balance Sheet Data	2007	2006	2007	2006
Gross Loans	$1,639,410	$1,564,755	$1,597,886	$1,279,904
Earning Assets	2,172,394	2,085,270	2,129,514	1,789,212
Total Assets	2,465,673	2,362,697	2,423,109	2,007,523
Noninterest Bearing Deposits	190,263	189,735	188,409	168,477
Interest Bearing Deposits	1,637,352	1,566,593	1,630,086	1,381,820
Total Interest Bearing Liabilities	1,996,270	1,909,253	1,954,716	1,620,752
Shareholders' Equity	255,425	243,383	256,206	201,788

	Three months ended September 30		Nine months ended September 30
Per Share Data	2007	2006	2007	2006
Diluted Earnings Per Share	$0.30	$0.31	$0.91	$0.97
Cash Dividends Per Share	0.140	0.133	0.415	0.395
Market Value - High	19.01	16.93	19.01	18.52
Market Value - Low	15.03	15.30	15.03	15.30
Average Outstanding Shares (diluted)	18,688,359	18,868,966	18,731,780	16,638,341

	Three months ended September 30		Nine months ended September 30
Key Ratios	2007	2006	2007	2006
Return on Average Assets	0.91%	1.00%	0.94%	1.08%
Return on Average Equity	8.77%	9.67%	8.88%	10.73%
Net Interest Margin	3.48%	3.74%	3.61%	3.83%
Efficiency Ratio	65.04%	64.06%	64.81%	63.77%
Net Overhead to Average Assets	1.58%	1.72%	1.66%	1.77%

Balance Sheet Highlights
As of September 30	2007	2006
Total Loans (Excluding Loans Held for Sale)	$1,665,661	1,580,074
Allowance for Loan Losses	13,169	13,855
Total Securities	502,900	481,622
Goodwill and Intangible Assets	135,991	133,037
Total Assets	2,513,930	2,389,125
Noninterest Bearing Deposits	196,570	189,098
Interest Bearing Deposits (excluding Public Funds)	1,414,008	1,413,302
Public Fund Deposits	230,633	175,722
Repurchase Agreements	29,506	17,101
Other Borrowings	359,010	323,119
Shareholders' Equity	258,847	249,577

Other Balance Sheet Data
As of September 30	2007	2006
Book Value Per Share	$13.89	$13.25
Loan Loss Reserve to Loans	0.79%	0.88%
Nonperforming Assets to Total Assets	0.76%	0.90%
Outstanding Shares	18,636,429	18,840,997

Asset Quality
As of September 30	2007	2006
Loans Past Due 90 Days or More and Still Accruing	$1,708	$1,483
Non-accrual Loans	15,867	15,455
Other Real Estate Owned	1,618	4,541
Total Nonperforming Assets	$19,193	$21,479

Net Charge-offs - YTD	$2,402	$2,216
Net Charge-offs as a % of average loans	0.20%	0.23%

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana is listed on the NASDAQ National Market (under the symbol: "MSFG") and is a community-focused, financial holding company with assets of approximately $2.5 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company's loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

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MainSource Financial Group, Inc. 201 N. Broadway, P.O. Box 87, Greensburg, IN  47240